QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.4

IN ASSOCIATION WITH

July 25, 2011

Thompson Creek Metals Company Inc.
26 West Dry Creek Circle, Suite 810
Littleton, CO 80120

Dear Sirs/Mesdames:

  Re: Thompson Creek Mining Ltd.

        We have acted as Yukon counsel to Thompson Creek Mining Ltd. (the "Corporation") in connection with certain proceedings related to the offer by the Company to exchange (the "Exchange Offer") the Company'ss 7.375% Senior Notes Due 2018 (the "Exchange Notes") and the related guarantees (the "Exchange Guarantees") of the Exchange Notes by the additional registrants (the "Subsidiary Guarantors") as set forth in the Registration Statement (as defined below), which are being registered under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-4 (the "Registration Statement"), for an equal principal amount at maturity of the Company=s outstanding 7.375% Senior Notes Due 2018 (the "Original Notes") and the related guarantees of the Original Notes by the Subsidiary Guarantors. Except as otherwise indicated herein, capitalized terms defined in the Registration Statement are used herein as defined in the Registration Statement.

        Capitalized terms used in this opinion, unless otherwise defined herein, shall have the meanings ascribed thereto in the Purchase Agreement.

Scope of Review

        In connection with the opinions expressed below, we have reviewed electronic or emailed copies of the following:

          (a)   the Purchase Agreement, the Indenture, including the terms of the guarantees on the Notes and the Exchange Notes (as defined below), each set forth in Article 10 of the Indenture, the Notes and the Registration Rights Agreement;

          (b)   the form of Exchange Notes included in Appendix A to the Indenture which will be guaranteed on an unsecured basis by the Corporation, amongst others;

          (c)   a Certificate of Status dated July 13, 2011 issued by the Registrar of Corporations under the Business Corporations Act (Yukon);

          (d)   a Certificate of the Corporate Secretary of the Corporation dated May 20, 2011 certifying:

      (i)
      copies of the resolutions of the Directors of the Corporation pertaining to, among other things, the execution of the Transaction Documents;

      (ii)
      a copy of the articles and by-laws of the Corporation; and

      (iii)
      various questions of fact material to this opinion, a copy of which is attached hereto; and

          (e)   the record book of the Corporation maintained at our office.

Assumptions

        In rendering this opinion, we have assumed:

          2.     The genuineness of all signatures.

          3.     The authenticity and completeness of all documents submitted to us as originals.

          4.     The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies, electronic or emailed or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies, electronic or emailed or facsimile transmissions have been submitted or received and that the documents emailed to our office and referred to in this letter were duly signed and delivered by the parties thereto in the form submitted to us.

          5.     The accuracy, completeness and truth of all facts set forth in the Corporation's record book maintained at our office, or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such.

          6.     The Corporation is a wholly owned subsidiary of TCM.

File No. 37003

Qualifications

        We have not been directly involved in the preparation of any of the documents pertaining to the transaction. The opinions set forth herein apply only insofar as the laws of Yukon and the federal laws of Canada may be concerned as of the date hereof, and insofar as the laws of any other jurisdiction may be relevant to the opinions herein expressed, we express no opinion thereon.

Opinions

        Based and relying on the foregoing, we are of the opinion that:

          1.     The Corporation is a corporation duly incorporated and existing under the laws of Yukon and is in good standing with respect to the filing of annual returns under the YBCA.

          2.     The Corporation has the necessary corporate power and capacity to guarantee the Exchange Notes pursuant to the terms of the Indenture.

          3.     The Corporation's guarantee of the Exchange Notes pursuant to the terms of the Indenture has been duly authorized by all necessary corporate action, and the Indenture has been validly authorized, executed and delivered by the Corporation.

        This opinion is addressed to only the addressees listed above and solely for their benefit, and Perkins Coie LLP, in connection with the transactions herein described. It may not be used, circulated, quoted from or otherwise referred to for any other purpose and may not be relied upon by any other person without our written consent.

Yours very truly,
/s/LACKOWICZ & HOFFMAN
LACKOWICZ & HOFFMAN

QuickLinks

  Exhibit 5.4